Exhibit 10.45
AMENDED AND RESTATED
CHENIERE ENERGY, INC.
KEY EXECUTIVE
SEVERANCE PAY PLAN
(EFFECTIVE AS OF NOVEMBER 3, 2021)
AND SUMMARY PLAN DESCRIPTION

AMENDED AND RESTATED
CHENIERE ENERGY, INC.
KEY EXECUTIVE
SEVERANCE PAY PLAN
(EFFECTIVE AS OF NOVEMBER 3, 2021)
AND SUMMARY PLAN DESCRIPTION

SECTION 1
PURPOSE

The purpose of the Plan is to provide Severance Benefits to each Executive whose employment is terminated as a result of a Qualifying Termination and Change in Control Benefits to each Executive upon a Change in Control, as applicable. The Plan is not intended to provide Severance Benefits to any individual who is not an Executive and who does not suffer a Qualifying Termination. The Plan, as a “severance pay arrangement” as defined in Section 3(2)(B)(i) of ERISA, is intended to be and shall be administered and maintained as an unfunded welfare benefit plan under Section 3(1) of ERISA. The Plan is intended to be a “top hat” plan under ERISA. The document serves as both the formal Plan document and the summary plan description. The Plan originally became effective on January 1, 2017 and was previously amended and restated effective May 19, 2017, January 11, 2018, August 15, 2019 and November 4, 2020. This amendment and restatement of the Plan is effective November 3, 2021.

SECTION 2
DEFINITIONS

For purposes of the Plan, the following terms shall have the following meanings:

2.1“Affiliate” shall mean a corporation or other entity that, directly or through one or more intermediaries, controls, is controlled by or is under common control with, the Company.

2.2“Annual Base Pay” shall mean, as it relates to any Executive, such Executive’s gross annual base salary as reflected in the Company’s records and as in effect immediately prior to the Qualifying Termination.

2.3“Annual Bonus” shall mean the amount of the Executive’s annual cash bonus for the applicable calendar year.

2.4“Board” shall mean the Board of Directors of the Company.

2.5“Cause” shall mean, with respect to an Executive, that such Executive experiences a Termination as a result of any of the following:

(a)the willful commission by the Executive of a crime or other act of misconduct that causes or is likely to cause substantial economic damage to the Company or an Affiliate or substantial injury to the business reputation of the Company or an Affiliate;

(b)the commission by the Executive of an act of fraud in the performance of the Executive’s duties on behalf of the Company or an Affiliate;

(c)the willful and material violation by the Executive of the Company’s Code of Business Conduct and Ethics Policy; or

(d)the continuing and repeated failure of the Executive to perform his or her duties to the Company or an Affiliate, including by reason of the Executive’s habitual absenteeism (other than such failure resulting from the Executive’s incapacity due to physical or mental illness), which failure has continued for a period of at least thirty (30) days following delivery of a written demand for substantial performance to the Executive by the Board (or any individual designated such authority by the Board or otherwise) which specifically identifies the manner in which the Board (or any individual designated such authority by the board or otherwise) believes that the Executive has not performed his or her duties;

provided, however, that, notwithstanding anything to the contrary in this Plan, for purposes of determining whether “Cause” exists under this Plan, no act, or failure to act, on the part of the Executive shall be considered “willful” unless done or omitted to be done by the Executive not in good faith and without reasonable belief that the Executive’s action or omission was in the best interest of the Company or an Affiliate, as the case may be.

The determination of whether Cause exists with respect to an Executive shall be made by the Board (or any individual designated such authority by the Board or otherwise) in its sole discretion.

2.6“Change in Control” shall mean the occurrence of any one of the following events:

(a)any “person” (as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as modified in Section 13(d) and 14(d) of the Exchange Act) other than (A) the Company or any Affiliate, (B) any employee benefit plan of the Company or of any Affiliate, (C) an entity owned, directly or indirectly, by stockholders of the Company in substantially the same proportions as their ownership of the Company, or (D) an underwriter temporarily holding securities pursuant to an offering of such securities (a “Person”), becomes the “beneficial owner” (as defined in Rule 13d-3(a) of the Exchange Act), directly or indirectly, of securities of the Company representing 50.1% or more of the shares of voting stock of the Company then outstanding; or

(b)the consummation of any merger, organization, business combination or consolidation of the Company with or into any other company, other than a merger, reorganization, business combination or consolidation which would result in the holders of the voting securities of the Company outstanding immediately prior thereto holding securities which represent immediately after such merger, reorganization, business combination or consolidation more than 50% of the combined voting power of the voting securities of the Company or the surviving company or the parent of such surviving company; or

(c)the consummation of a sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition if the holders of the voting securities of the Company outstanding immediately prior thereto hold securities immediately thereafter which represent more than 50% of the combined voting power of the voting securities of the acquiror, or parent of the acquiror, of such assets, or the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company; or

(d)individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date of this Plan whose nomination by the Board was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an election contest or threatened election contest with respect to the election or removal of directors or other solicitation of proxies or consents by or on behalf of a person other than the Board.

Notwithstanding the foregoing, a Change in Control shall not occur or be deemed to occur if any event set forth in subsections (a) - (d) above, that would otherwise constitute a Change in Control occurs as a direct result of the consummation of a transaction solely between the Company and one or more of its controlled Affiliates.

Notwithstanding the foregoing, however, in any circumstance or transaction in which compensation payable pursuant to this Plan would be subject to the income tax under the Section 409A Rules if the foregoing definition of “Change in Control” were to apply, but would not be so subject if the term “Change in Control” were defined herein to mean a “change in control event” within the meaning of Treasury Regulation § 1.409A-3(i)(5), then “Change in Control” means, but only to the extent necessary to prevent such compensation from becoming subject to the income tax under the Section 409A Rules, a transaction or circumstance that satisfies the requirements of both (1) a Change in Control under the applicable clause (a) through (d) above, and (2) a “change in control event” within the meaning of Treasury Regulation Section § 1.409A-3(i)(5).

2.7“Change in Control Benefit” shall mean the acceleration of vesting of outstanding Incentive Awards that may become available under Section 3.2.

2.8“COBRA” shall mean Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.

2.9“Code” shall mean the Internal Revenue Code of 1986, as amended, and the regulations and administrative guidance promulgated thereunder.

2.10“Company” shall mean Cheniere Energy, Inc.

2.11“Continued Benefits” shall mean the continuation of subsidized health benefits to be provided in a manner as determined by the Plan Administrator in its sole discretion.

2.12“Effective Date” shall mean the original effective date of this Plan, January 1, 2017.

2.13“Employer” shall mean, as it relates to any Executive on any date, the Company or Related Employer that employs the Executive on such date.

2.14“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations and administrative guidance promulgated thereunder.

2.15“Executive” shall mean an individual who is (i) a common law U.S.-based employee of the Company or of a Related Employer and (ii) an executive or vice president of the Company or of a Related Employer (except where specifically further defined herein).

2.16“Executive Multiplier” shall mean:

(a)in the case of a Qualifying Termination not during the Protection Period, (i) two (2), with respect to the Chief Executive Officer of the Company, (ii) one and one-half (1.5), with respect to any Executive (A) that reports directly to the Chief Executive Officer of the Company or (B) is otherwise a senior vice president of or an executive vice president of the Company or such other equivalent thereof (including, by way of example, the General Counsel of the Company) and also an officer of the Company, and (iii) one (1), with respect to an Executive not covered under either clause (i) or (ii) hereof; and

(b)in the case of a Qualifying Termination during the Protection Period, (i) three (3), with respect to the Chief Executive Officer of the Company, (ii) two (2), with respect to any Executive (A) that reports directly to the Chief Executive Officer or (B) is otherwise a senior vice president of or an executive vice president of the Company or such other equivalent thereof (including, by way of example, the General Counsel of the Company) and also an officer of the Company, and (iii) one and one-half (1.5), with respect to an Executive not covered under either clause (i) or (ii) hereof.

2.17“Good Reason” shall mean as to any Executive,

(a)Prior to a Change in Control, the occurrence of any of the following events or conditions:

(i)a material diminution in the Executive’s (applicable to senior vice president and executive vice president of the Company and above only) authority, duties, or responsibilities with the Company or the applicable Related Employer, (excluding, for the avoidance of doubt, a vice president from this subsection (a)(i));

(ii)a reduction by the Company or the applicable Related Employer in the Executive’s Annual Base Pay of more than five percent (5%) (other than a reduction that is part of reductions in Annual Base Pay for Executives generally); or

(iii)the requirement by the Company or the applicable Related Employer that the principal place of business at which the Executive performs his or her duties be permanently changed to a location more than fifty (50) miles from his or her then current principal place of business.

(b)Upon or following a Change in Control, the occurrence of any of the following events or conditions:

(i)a change in the Executive’s status, title, position or responsibilities, including reporting responsibilities which represents a substantial reduction of his or her status, title, position or responsibilities as in effect immediately prior thereto;

(ii)the removal from or failure to re-elect the Executive to the office or position in which he or she last served, unless such removal or failure to re-elect is by reason of removal or failure to re-elect (I) for Cause, (II) as a result of the Executive’s death or disability, or (III) voluntary resignation by or request for removal by the Executive from such office or position;

(iii)the assignment to the Executive of any duties, responsibilities, or reporting requirements which are materially adverse with his or her position with the Company or the applicable Related Employer, or any material diminishment, on a cumulative basis, of the Executive’s overall duties, responsibilities, or status;

(iv)a material reduction by the Company or the applicable Related Employer in the Executive’s Annual Base Pay; or

(v)the requirement by the Company or the applicable Related Employer that the principal place of business at which the Executive performs his or her duties be changed to a location more than fifty (50) miles from his or her then current principal place of business.

Notwithstanding any of the foregoing, an Executive cannot terminate his or her employment for Good Reason unless he or she has provided written notice to the Company of the existence of the circumstances alleged to constitute Good Reason within thirty (30) days of the initial existence of such circumstances and the Company has had at least thirty (30) days from the date on which such notice is provided to cure such circumstances. In the event the Company does not timely cure such circumstances and if the Executive does not terminate his or her employment for Good Reason within ninety (90) days after the first occurrence of the applicable circumstances, then the Executive will be deemed to have waived his or her right to terminate for Good Reason with respect to such circumstances.

2.18“Incentive Award” shall mean (a) any equity award (other than a new hire award), equity-based award (including any such equity-based award settled in cash) (other than a new hire award), and annual award, in each case granted on or after the Effective Date and (b) any new hire award and retention award, regardless of the grant date, in all cases granted pursuant to a Company plan, arrangement or agreement.

2.19“Lookback Period” shall mean the three (3) month portion of the Protection Period that precedes the Change in Control.

2.20“Plan” shall mean the Cheniere Energy, Inc. Key Executive Severance Pay Plan (Effective as of January 1, 2017), as the same may be amended from time to time.

2.21“Plan Administrator” shall mean the Company or such person or committee appointed thereby to administer the Plan.

2.22“Plan Year” shall mean the calendar year.

2.23“Prorated Target Bonus Amount” means the Executive’s Target Bonus, if any, for the year in which the Qualifying Termination occurs multiplied by a fraction, the numerator of which is the number of days during such year that have elapsed prior to such Qualifying Termination and the denominator of which is 365.

2.24“Protection Period” shall mean the period beginning three (3) months prior to a Change in Control and ending two (2) years after such Change in Control.

2.25“Qualifying Termination” shall mean the Termination of an Executive either (a) by the Company or, if applicable, the Employer, in either case without Cause at a time when the Executive is otherwise willing and able to continue in employment or (b) by the Executive for Good Reason. In no event shall a Termination of an Executive as a result of (w) such Executive’s death, (x) such Executive’s disability, (y) Termination by the Company or a Related Employer of such Executive for Cause, or (z) Termination by the Executive other than for Good Reason constitute a Qualifying Termination.

2.26“Related Employer” shall mean (a) an Affiliate that is a member of a controlled group of corporations (as defined in section 414(b) of the Code) that includes the Company, (b) an Affiliate (whether or not incorporated) that is in common control (as defined in section 414(c) of the Code) with the Company, or (c) an Affiliate that is a member of the same affiliated service group (as defined in section 414(m) of the Code) as the Company.

2.27“Release Agreement” shall mean the agreement which an Executive must execute in order to receive Change in Control or Severance Benefits under the Plan which shall be in a form similar to that attached as Exhibit A hereto and acceptable to the Company.

2.28“Section 409A Rules” shall mean Section 409A of the Code and the regulations and administrative guidance promulgated thereunder.

2.29“Severance Benefits” shall mean (a) the Severance Pay, (b) the Continued Benefits, (c) the acceleration of vesting of outstanding Incentive Awards that may become available under Section 5.5, (d) the Prorated Target Bonus Amount, (e) the amount of the Executive’s unpaid Annual Bonus (if any) for the year prior to the year in which the Qualifying Termination occurs to the extent earned based on actual performance achieved and (f) such outplacement services (if any) as may be provided or made available under Section 5.6.

2.30“Severance Pay” shall mean, with respect to an applicable Executive, an amount equal to the product of (a) the Executive’s Executive Multiplier multiplied by (b) the sum of such Executive’s (i) Annual Base Pay plus (ii) full amount of the Executive’s Target Bonus for the year of the Qualifying Termination.

2.31“Target Bonus” shall mean the amount of the Executive’s “target” annual cash bonus for the applicable year.

2.32“Termination” shall mean a “separation from service” as defined in the Section 409A Rules of an Executive with respect to the Company and its Affiliates and which separation both the Employer and Executive reasonably believe to be permanent.

2.33“Termination Date” shall mean the date the applicable Executive experiences a Termination.

SECTION 3
CHANGE IN CONTROL BENEFIT

3.1Eligibility for Change in Control Benefit

Subject to the terms and conditions of the Plan, an Executive will become entitled to the Change in Control Benefit under the Plan only if he or she remains continuously employed with the Company and the Related Employers from the date of his or her commencement of participation in the Plan through the date of a Change in Control.

3.2Treatment of Outstanding Incentive Awards

(a)Subject to the terms of the Plan and, except as otherwise provided in this Section 3.2, notwithstanding the terms of any Company plan or award agreement thereunder or other agreement or arrangement to the contrary, with respect to each Executive eligible for the Change in Control Benefit, such Executive shall be entitled to:

(i)all of the Executive’s outstanding unvested time-based Incentive Awards will automatically vest in full as of the date of the Change in Control,

(ii)the Executive’s outstanding unvested performance-based Incentive Awards that vest based on total shareholder return (“TSR”) will vest as of the date of the Change in Control based on actual TSR as of the date of the Change in Control, and

(iii)the Executive’s outstanding unvested performance-based Incentive Awards that vest based on performance metrics other than TSR will vest as of the date of the Change in Control based on the greater of (x) target level for such Incentive Awards or (y) actual performance for such Incentive Awards, determined by (A) shortening the performance period to end on the date of the Change of Control, (B) adjusting the applicable performance metrics as necessary and appropriate based on the shortened performance period, and (C) determining the level of achievement of such performance metrics based on such shortened performance period.

(b)Notwithstanding anything in this Section 3.2 to the contrary, to the extent an applicable Incentive Award agreement, plan or similar agreement governing an Executive’s outstanding Incentive Awards provides for more favorable treatment of such awards, the terms of such Incentive Award agreement, plan or similar agreement shall control with respect thereto.

3.3Requirement for Release Agreement

No Change in Control Benefit will be provided to an Executive unless that Executive, in the sole determination of the Plan Administrator, has properly executed and delivered to the Company a Release Agreement and such Release Agreement has become irrevocable as provided therein within fifty-five (55) days following the date of the Change in Control. To be “properly executed,” such Release Agreement must (among other requirements the Plan Administrator may establish) be executed on or after the date of the Change in Control.

3.4Settlement of Vested Incentive Awards

Subject to the terms and conditions of the Plan, an Executive’s outstanding Incentive Awards vesting pursuant to Section 3.2 shall be settled as soon as administratively practicable following the expiration of the period during which the Executive may revoke the Release Agreement pursuant to the terms of the Release Agreement, but in all events no later than the end of the sixtieth (60th) day following the date of the Change in Control; provided, however, that if such sixty (60)-day period begins in one taxable year and ends in a subsequent taxable year, the outstanding Incentive Awards vesting pursuant to Section 3.2 will in all events be settled in such subsequent taxable year. Notwithstanding the immediately preceding sentence, if any outstanding Incentive Award the vesting of which accelerates pursuant to Section 3.2 is required to comply with the Section 409A Rules or is subject to Section 83 of the Code, the settlement date thereof shall be such date as required by the applicable Incentive Award agreement or plan.

SECTION 4
ENTITLEMENT TO SEVERANCE BENEFITS

4.1Eligibility for Severance Benefits

Subject to the terms and conditions of the Plan, an Executive will become entitled to Severance Benefits under the Plan only if he or she experiences a Qualifying Termination. An Executive shall not be entitled to Severance Benefits if he or she does not experience a Qualifying Termination.

4.2Death of an Executive

If an Executive whose employment terminates in a Qualifying Termination dies after his or her Termination Date but before the Executive receives the Severance Benefits to which he or she is entitled, the Severance Benefits will be paid to the Executive’s surviving spouse as then reflected in the Company’s records or, if the Executive does not have a surviving spouse so reflected in the Company’s records, to the Executive’s estate. In the event the Release Agreement with respect to a deceased Executive has not become final by such Executive’s date of death, then the Executive’s surviving spouse or estate, as applicable, must timely execute, deliver and not revoke the Release Agreement.

4.3Requirement for Release Agreement

No Severance Benefits will be paid to any Executive unless that Executive, in the sole determination of the Plan Administrator, has properly executed and delivered to the Company a Release Agreement and such Release Agreement has become irrevocable as provided therein within fifty-five (55) days following the date of the Qualifying Termination. To be “properly executed,” such Release Agreement must (among other requirements the Plan Administrator may establish) be executed on or after the Executive’s Termination Date.

SECTION 5
SEVERANCE BENEFITS

5.1Form and Time of Payment of Severance Pay

Subject to the terms and conditions of the Plan, Severance Pay shall be paid in a lump sum in cash. Severance Pay shall be paid as soon as administratively practicable following the expiration of the period during which the Executive may revoke the Release Agreement pursuant to the terms of the Release Agreement, but in all events no later than the sixtieth (60th) day following the date of the Qualifying Termination (such sixty (60)-day period, the “Severance Pay Period”); provided, however, that if the Severance Pay Period begins in one taxable year and ends in a subsequent taxable year, the Severance Pay will in all events be paid in such subsequent taxable year. The Severance Pay payable to any Executive shall be solely the obligation of the Employer by whom the Executive was employed on his or her Termination Date.

5.2Reduction of Severance Pay to Avoid Duplication

(a)If an Executive is a party to an employment, severance, termination, change of control, salary continuation or other similar agreement with the Company or any Affiliate, or is a participant in any other severance plan, practice or policy of the Company or any Affiliate, the Severance Pay to which the Executive may be entitled under this Plan shall be reduced (but not below zero) by the amount of severance, termination, change of control, salary continuation or other similar pay to which he or she may be entitled under such other agreement, plan, practice or policy (provided that any such reduction shall not take into account the value of any acceleration of vesting of such Executive’s outstanding awards under Company equity plans); provided, that the reduction set forth in this sentence shall not apply as to any such other agreement, plan, practice or policy which contains a reduction provision substantially similar to this sentence, so long as the Plan Administrator establishes to its satisfaction that the reduction provision of such other agreement, plan, practice or policy shall be applied. The Severance Pay to which an Executive is otherwise entitled shall be further reduced (but not below zero) by any payments and benefits to which the Executive may be entitled under any federal, state or local plant-closing (or similar or analogous) law (including, but not limited to, entitlement to pay and continued employee benefits (or the cash value of either of the foregoing) pursuant to the Worker Adjustment and Retraining Notification Act, as amended).

(b)To the extent permitted by applicable law, including applicable restrictions on offsets under the Section 409A Rules, the Severance Pay to which any Executive is entitled may, in the sole discretion of the Plan Administrator, be reduced by the amount of any indebtedness of the Executive to the Company or any of its Affiliates, and the amount of any such reduction shall be applied as a repayment or forgiveness of such indebtedness to such extent.

5.3Prorated Target Bonus Amount

(a)Subject to the terms and conditions of the Plan, with respect to each

Executive whose Termination entitles him or her to Severance Pay, such Executive shall receive his or her Prorated Target Bonus Amount.

(b)Subject to the terms and conditions of the Plan, an Executive’s Prorated Target Bonus Amount shall be paid in a lump sum in cash as soon as administratively practicable following the expiration of the period during which the Executive may revoke the Release Agreement pursuant to the terms of the Release Agreement, but in all events no later than the end of the Severance Pay Period; provided, however, that if the Severance Pay Period begins in one taxable year and ends in a subsequent taxable year, the Prorated Target Bonus will in all events be paid in such subsequent taxable year. The Prorated Target Bonus payable to any Executive shall be solely the obligation of the Employer by whom the Executive was employed on his or her Termination Date.

5.4Continued Benefits

Subject to the terms and conditions of the Plan, with respect to each Executive whose Termination entitles him or her to Severance Pay, such Executive shall receive, subject to timely election pursuant to COBRA and remaining eligible therefor, if applicable, Continued Benefits equal to (a) with respect to the Chief Executive Officer of the Company and (i) any Executive that directly reports to the Chief Executive Officer or (ii) is otherwise a senior vice president of or an executive vice president of the Company or such other equivalent thereof (including, by way of example, the General Counsel of the Company) and also an officer of the Company or an Affiliate, twenty-four (24) months of Continued Benefits and (b) with respect to all other Executives, twelve (12) months of Continued Benefits. In the event an Executive ceases to be eligible to continue coverage under the Company’s group health plans pursuant to COBRA other than as a result of failure to make a timely election therefor or of obtaining new employment that makes available employer-provided health benefits, the Company shall pay to such Executive, on a monthly basis for the remainder of the period that the Continued Benefits would have remained in effect had such COBRA eligibility not ceased, a monthly amount equal to the amount of the health care premiums the Company was paying or causing to be waived on behalf of Executive immediately prior to such loss of eligibility. In the event an Executive ceases, following his or her Termination, to be eligible for the Continued Benefits pursuant to the first sentence of this Section 5.4, such Executive shall promptly inform the Company in writing of such ineligibility. Notwithstanding any of the foregoing, the Company may modify the Continued Benefits provided by this Section 5.4 to the extent reasonably necessary to avoid the imposition of any excise taxes or other penalties on the Company or any of its Affiliates for failure to comply with the requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and/or the Health Care and Education Reconciliation Act of 2010, as amended.

5.5Treatment of Outstanding Incentive Awards

(a)Subject to the terms and conditions of the Plan, with respect to each Executive whose Termination entitles him or her to Severance Pay, such Executive shall be entitled to acceleration of vesting of:

(i)in the event of a Qualifying Termination of an Executive not during the Protection Period,

(A)with respect to the Executive’s outstanding unvested time- based Incentive Awards, (I) subject to Section 5.5(a)(iii), such Incentive Awards that were granted within the six (6) month period immediately preceding the Qualifying Termination will be automatically forfeited for no consideration, and (II) subject to subclause (I) hereof, all of the Executive’s outstanding unvested time-based Incentive Awards will automatically vest, and

(B)with respect to the Executive’s outstanding unvested performance-based Incentive Awards, (I) subject to Section 5.5(a)(iii), such Incentive Awards that were granted within the six (6) month period immediately preceding the Qualifying Termination will be automatically forfeited for no consideration, and (II) subject to subclause (I) hereof, (1) each of the Executive’s outstanding unvested performance-based Incentive Awards shall remain outstanding with respect to the portion of such Incentive Award multiplied by a fraction (not to exceed 1), the numerator of which is the whole number of months elapsed during the applicable performance period the Executive was employed (or, if longer, during the service vesting period the Executive was employed), and the denominator of which is the whole number of months in the performance period (or, if longer, in the service vesting period) with respect thereto, and (2) the portion of such performance-based Incentive Awards that remains outstanding following application of subclause (1) shall vest, if at all, upon completion of the applicable performance period based on actual performance levels achieved. For purposes of this Section 5.5, the service vesting period shall be the period from the grant date through the date on which (but for the termination-related vesting provisions in this Section 5.5 or otherwise) Executive is required to remain employed in order to vest in such Incentive Award; and

(ii)in the event of a Qualifying Termination of an Executive during the Protection Period,

(A)all of the Executive’s outstanding unvested time-based
Incentive Awards will automatically vest in full,

(B)the Executive’s outstanding unvested performance-based Incentive Awards that vest based on TSR will vest based on actual TSR as of the date of the Change in Control, and

(C)the Executive’s outstanding unvested performance-based Incentive Awards that vest based on performance metrics other than TSR will vest (1) in the case of Incentive Awards granted prior to the Change in Control, in accordance with Section 3.2(a)(iii) or (2) in the case of Incentive Awards granted after the Change in Control, based on the greater of (x) target level for such Incentive Awards as of the date of the Qualifying Termination or (y) actual performance for such Incentive Awards, determined by (A) shortening the performance period to end on the date of the Qualifying Termination, (B) adjusting the applicable performance metrics as necessary and appropriate based on the shortened performance period, and (C) determining the level of achievement of such performance metrics based on such shortened performance period.

(iii)Notwithstanding anything in this Section 5.5, the applicable provisions of the Executive’s Incentive Award agreements or the relevant plan governing such Incentive Awards to the contrary, if a Qualifying Termination occurs prior to a Change in Control, (A) no Incentive Awards that are unvested as of the Qualifying Termination (after taking into account vesting acceleration pursuant to Section 5.5(a)(i)) shall lapse or be forfeited solely on account of such Qualifying Termination; provided, however, if the Change in Control has not occurred within the 3-month period immediately following the Qualifying Termination thus resulting in such Qualifying Termination occurring outside the Protection Period, all such unvested Incentive Awards shall automatically lapse and be forfeited for no consideration at the end of such 3-month period and (B) with respect to performance-based Incentive Awards, if the applicable performance period ends after the Qualifying Termination but prior to a Change in Control and such Change in Control occurs within the 3-month period immediately following the Qualifying Termination, the Executive shall be entitled, with respect to such Incentive Award, to the greater of the amount resulting from the application of Section 5.5(a)(i)(B) and Section 5.5(a)(ii)(B) or (C), as applicable.

(b)Subject to the terms and conditions of the Plan, an Executive’s outstanding Incentive Awards vesting pursuant to Section 5.5(a) shall be settled as soon as administratively practicable following the expiration of the period during which the Executive may revoke the Release Agreement pursuant to the terms of the Release Agreement, but in all events no later than the end of the Severance Pay Period; provided, however, that if the Severance Pay Period begins in one taxable year and ends in a subsequent taxable year, the outstanding Incentive Awards vesting pursuant to Section 5.5(a) will in all events be settled in such subsequent taxable year. Notwithstanding the immediately preceding sentence, if any outstanding Incentive Awards the vesting of which accelerates pursuant to Section 5.5(a) is required to comply with the Section 409A Rules or is subject to Section 83 of the Code, the settlement date thereof shall be such date as required by the applicable Incentive Award agreement or plan.

(c)Notwithstanding Section 5.5(a), to the extent an applicable Incentive Award agreement, plan or similar agreement governing an Executive’s outstanding Incentive Awards provides for more favorable treatment of such awards, the terms of such Incentive Award agreement, plan or similar agreement shall control with respect thereto.

5.6Outplacement Services

Subject to the terms and conditions of the Plan, with respect to each Executive whose Qualifying Termination entitles him or her to Severance Benefits, the Plan Administrator may, in its sole and absolute discretion, provide such Executive with outplacement services (or pay the costs associated with obtaining such outplacement services). The Plan Administrator shall determine, in its sole and absolute discretion, the period during which the Executive will be eligible to receive such outplacement services (if any) and the type, degree and length of such services, and in no event shall the Plan Administrator’s decision to provide outplacement services entitle or require any other Executive to such services.

5.7Qualifying Termination followed by Change in Control During the Lookback Period

Subject to the terms and conditions of the Plan, with respect to each Executive whose Termination entitles him or her to Severance Pay, if an Executive experiences a Qualifying Termination prior to a Change in Control, but a Change in Control subsequently occurs that results in the aforementioned Qualifying Termination having occurred during the Lookback Period, then any Severance Benefits not otherwise payable to the Executive as a result of a Qualifying Termination absent a Change in Control shall be payable as soon as administratively practicable following the date of the Change in Control, but in all events no later than the end of than the sixtieth (60th) day following the date of the Change in Control; provided, however, that if such sixty (60)-day period begins in one taxable year and ends in a subsequent taxable year, the applicable Severance Benefits payable pursuant to this Section 5.7 will in all events be paid in such subsequent taxable year.

5.8Repayment of Severance Pay in the Event of Rehire

In the event an Executive is rehired by the Company or an Affiliate thereof within twelve (12) months following such Executive’s Qualifying Termination, the Executive shall promptly repay to the Company an amount equal to the after-tax amount of the Severance Pay multiplied by a fraction, the numerator of which is the number of days since the date of the Qualifying Termination that remain in such twelve (12) month period and the denominator of which is 365.

SECTION 6
ADMINISTRATION, AMENDMENT AND TERMINATION

6.1Administration

(a)The Plan Administrator shall be administrator and “Named Fiduciary” (within the meaning of Section 402(a) of ERISA) of the Plan and shall have full authority to control and manage the operation and administration of the Plan, and to take all such action in respect of the Plan as it deems necessary or appropriate. By way of clarification and not limitation of the foregoing, the Plan Administrator will have the authority, in its sole and absolute discretion, to: (i) adopt, amend, and rescind administrative and interpretive rules and regulations related to the Plan, (ii) delegate its duties under the Plan to such persons, agents and committees as it may appoint from time to time, (iii) interpret the Plan’s provisions and construe its terms, (iv) determine eligibility for benefits under the Plan, including determining which Executive Multiplier shall apply to each Executive, (v) determine the entitlement to and the amount of benefits payable to any person pursuant to the Plan, (vi) determine any reduction to severance pursuant to Section 5.2 of this Plan, (vii) engage accountants, legal counsel and such other personnel as it deems necessary or advisable to assist it in the performance of its duties under the Plan and (viii) make all other determinations, perform all other acts and exercise all other powers and authority necessary or advisable for administering the Plan, including the delegation of those ministerial acts and responsibilities as the Plan Administrator deems appropriate. The Plan Administrator shall have complete discretion and authority with respect to the Plan and its application. The Plan Administrator may correct any defect, supply any omission, or reconcile any inconsistency in the Plan in any manner and to the extent it deems necessary or desirable to carry the Plan into effect, and the Plan Administrator will be the sole and final judge of that necessity or desirability. The determinations of the Plan Administrator on the matters referred to in this Section 6.1(a) will be final, conclusive and binding upon all persons claiming any interest in or under the Plan. Any determination made by the Plan Administrator shall be given deference in the event it is subject to judicial review and shall be overturned by a court of law only if it is arbitrary and capricious.

(b)The Plan Administrator may amend the Plan retroactively to cure any ambiguity in the language of the Plan. This Section 6.1(b) may not be invoked by any person to require the Plan to be interpreted in a manner which is inconsistent with its interpretation by the Plan Administrator. All actions and all determinations made by the Plan Administrator shall be final and binding upon all persons claiming any interest in or under the Plan.

6.2Amendment and Termination

(a)Subject to Section 6.2(b), the Company reserves the right to amend, terminate, suspend or otherwise modify all or any part of the Plan at any time, and from time to time, without the consent of or notice to any person.

(b)Neither the termination of the Plan nor any amendment or modification to the Plan by the Company or the Plan Administrator (if such authority is so delegated by the Company) may reduce the Severance Benefits which may be payable or provided under the Plan to any Executive whose Termination Date is on or prior to the effective date of such termination, amendment, modification or supplement.

(c)Notwithstanding the foregoing, no termination or amendment that adversely affects the rights or benefits hereunder of any Executive shall be applicable to such Executive if made within the 12-month period immediately preceding a Change in Control or the 24-month period beginning on the date of such Change in Control.

SECTION 7
GENERAL PROVISIONS

7.1Unfunded Obligation

Severance Benefits under the Plan shall be an unfunded obligation of the Employer of such Executive and shall be payable only from such Employer’s general assets.

7.2Withholding

The Company or the Employer, as applicable, shall have the authority to withhold or cause to be withheld applicable taxes from payments made under this Plan with respect to payments made and benefits provided hereunder, to the extent determined applicable by the Company or Employer.

7.3No Guarantee of Tax Consequences

Neither the Company nor any Affiliate represents or guarantees that any particular federal, state, local, income, estate, payroll, personal property or other tax consequences will (or will not) occur with respect to Executives as a result of participation in this Plan and/or the receipt of Severance Benefits hereunder. Neither the Company nor any Affiliate assumes any liability or responsibility for the tax consequences hereunder to any Executive (or to any person, entity, trust or estate claiming through or on behalf of any Executive). Each Executive is solely responsible for obtaining appropriate advice regarding all questions of federal, state, local, income, estate, payroll, personal property and other tax consequences arising from participation in this Plan and the receipt of compensation or benefits hereunder.

7.4Section 409A Rules

(a)This Plan and the Severance Benefits provided hereunder are intended to comply with the Section 409A Rules or an exemption thereunder and shall be construed and administered in accordance therewith. For purposes of the Section 409A Rules, each installment payment provided under this Plan shall be treated as a separate payment.

(b)Notwithstanding any other provision of this Plan, if any payment or benefit provided to an Executive in connection with his or her Termination is determined to constitute “nonqualified deferred compensation” within the meaning of the Section 409A Rules and the Executive is determined to be a “specified employee” as defined in the Section 409A Rules, then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the Termination Date (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid, without interest, to the Executive in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

(c)Any gross-up payment payable pursuant to this Plan shall be paid no later than the end of the applicable Executive’s taxable year next following the taxable year in which the Executive remits the related taxes.

(d)To the extent required by the Section 409A Rules, each reimbursement or in-kind benefit provided under this Plan shall be provided in accordance with the following:

(i)the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year;

(ii)any reimbursement of an eligible expense shall be paid to the Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and

(iii)any right to reimbursements or in-kind benefits under this Plan shall not be subject to liquidation or exchange for another benefit.

7.5Section 280G

(a)Notwithstanding any other provision of this Plan or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company or its Affiliates to an Executive or for an Executive’s benefit pursuant to the terms of this Plan or otherwise (“Covered Payments”) constitute parachute payments (“Parachute Payments”) within the meaning of Section 280G of the Code and would, but for this Section 7.5 be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then prior to making the Covered Payments, a calculation shall be made comparing (i) the Net Benefit (as defined below) to the Executive of the Covered Payments after payment of the Excise Tax to (ii) the Net Benefit to the Executive if the Covered Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under (i) above is less than the amount under (ii) above will the Covered Payments be reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax (that amount, the “Reduced Amount”). “Net Benefit” shall mean the present value of the Covered Payments net of all federal, state, local, foreign income, employment and excise taxes.

(b)Any such reduction shall be made in accordance with the Section 409A
Rules and the following: (i) the Covered Payments that do not constitute nonqualified deferred compensation subject to the Section 409A Rules shall be reduced first; and (ii) all other Covered Payments shall then be reduced as follows: (A) cash payments shall be reduced before non-cash payments; and (B) payments to be made on a later payment date shall be reduced before payments to be made on an earlier payment date.

(c)Any determination required under this Section 7.5, including whether any payments or benefits are parachute payments, shall be made by the Company in its sole discretion. The Executive shall provide the Company with such information and documents as the Company may reasonably request in order to make a determination under this Section 7.5. The Company’s determination shall be final and binding on the Executive.

7.6Applicable Law

The Plan and all rights hereunder shall be governed and construed in accordance with applicable federal law and, to the extent not preempted by federal law, with the laws of the State of Texas, wherein venue shall lie for any dispute arising hereunder.

7.7Severability

If a court of competent jurisdiction holds any provision of the Plan invalid or unenforceable, the Plan shall be construed or enforced as if such provision had not been included herein, and the remaining provisions of the Plan shall continue to be fully effective.

7.8Employment at Will

Each Executive shall be an employee-at-will of the Executive’s Employer. No provision of the Plan shall be construed to constitute a contract of employment or impose on the Company or any Affiliate any obligation to (a) retain any Executive, (b) make any payments upon Termination (except as otherwise provided herein), (c) change the status of any Executive’s employment or (d) change any employment policies of any Employer.

7.9Clawback

Any amounts payable under this Plan are subject to any policy (whether in existence as of the Effective Date or later adopted) established by the Company providing for clawback or recovery of amounts that were paid to Executives. The Company will make any determination for clawback or recovery in its sole discretion and in accordance with any applicable law or regulation.

7.10Section Headings

Section headings in this Plan are included for convenience of reference only and shall not be considered part of this Plan for any other purpose.

7.11Non-exclusivity of the Plan

The adoption of the Plan by the Company will not be construed as creating any limitations on the power of the Company or of any Affiliate to adopt such other incentive arrangements as it may deem desirable. No employee, beneficiary or other person will have any claim against the Company or any Affiliate as a result of any such action. Any action with respect to the Plan taken by the Plan Administrator, the Company, any Affiliate or any designee of any of the foregoing shall be conclusive upon all employees of the Company and of any Affiliate and beneficiaries entitled to benefits under the Plan.

7.12Claims Procedures

(a)Initial Claims. In order to file a claim to receive benefits under the Plan, the Executive or his authorized representative must submit a written claim for benefits to the Plan within 60 days after the Executive’s Termination. An Executive must complete the following claims procedure process before filing suit in court. Claims should be addressed and sent to the following (unless otherwise designated by the Plan Administrator):

Cheniere Energy, Inc.
700 Milam, Suite 1900
Houston, TX 77002
Phone Number: 713-375-5000

If the Executive’s claim is denied, in whole or in part, the Executive will be furnished with written notice of the denial within 90 days after the Plan Administrator’s receipt of the Executive’s written claim, unless special circumstances require an extension of time for processing the claim, in which case a period not to exceed 180 days will apply. If such an extension of time is required, written notice of the extension will be furnished to the Executive before the termination of the initial 90 day period and will describe the special circumstances requiring the extension, and the date on which a decision is expected to be rendered. Written notice of the denial of the Executive’s claim will contain the following information:

(i)the specific reason or reasons for the denial of the Executive’s claim;

(ii)references to the specific Plan provisions on which the denial of the Executive’s claim was based;

(iii)a description of any additional information or material required by the Plan Administrator to reconsider the Executive’s claim (to the extent applicable) and an explanation of why such material or information is necessary; and

(iv)a description of the Plan’s review procedure and time limits applicable to such procedures, including a statement of the Executive’s right to bring a civil action under Section 502(a) of ERISA following a benefit claim denial on review.

(b)Appeal of Denied Claims. If the Executive’s claim is denied and he wishes to submit a request for a review of the denied claim, the Executive or his authorized representative must follow the procedures described below:

(i)Upon receipt of the denied claim, the Executive (or his authorized representative) may file a request for review of the claim in writing with the Plan Administrator. This request for review must be filed no later than 60 days after the Executive has received written notification of the denial.

(ii)The Executive has the right to submit in writing to the Plan Administrator any comments, documents, records or other information relating to his claim for benefits.

(iii)The Executive has the right to be provided with, upon request and free of charge, reasonable access to and copies of all pertinent documents, records and other information that is relevant to his claim for benefits.

(iv)The review of the denied claim will take into account all comments, documents, records and other information that the Executive submitted relating to his claim, without regard to whether such information was submitted or considered in the initial denial of his claim.

7.13Plan Administrator’s Response to Appeal

The Plan Administrator will provide the Executive with written notice of its decision within 60 days after the Plan Administrator’s receipt of the Executive’s written claim for review, unless special circumstances require an extension of time for processing the claim, in which case a period not to exceed 120 days will apply. If such an extension of time is required, written notice of the extension will be furnished to the Executive before the termination of the initial 60 day period and will describe the special circumstances requiring the extension, and the date on which a decision is expected to be rendered. The Plan Administrator’s decision on the Executive’s claim for review will be communicated to the Executive in writing and will clearly provide:

(a)the specific reason or reasons for the denial of the Executive’s claim;

(b)reference to the specific Plan provisions on which the denial of the
Executive’s claim is based;

(c)a statement that the Executive is entitled to receive, upon request and free of charge, reasonable access to, and copies of, the Plan and all documents, records and other information relevant to his claim for benefits; and

(d)a statement describing the Executive’s right to bring an action under Section 502(a) of ERISA.

7.14Your Rights under ERISA

As a participant in the Plan, you are entitled to certain rights and protections under ERISA. ERISA provides that all Plan participants shall be entitled to:

Receive Information About Your Plan and Benefits

Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as worksites and union halls, all documents governing the Plan, including insurance contracts and collective bargaining agreements, and a copy of the latest annual report (Form 5500 Series) filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan, including insurance contracts and collective bargaining agreements, and copies of the latest annual report (Form 5500 Series) and updated Summary Plan Description. The Plan Administrator may make a reasonable charge for the copies.

Prudent Actions by Plan Fiduciaries

In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. No one, including your Employer, your union, or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a welfare benefit or exercising your rights under ERISA.

Enforce Your Rights

If your claim for a welfare benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or the latest annual report from the Plan and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court. In addition, if you disagree with the Plan’s decision or lack thereof concerning the qualified status of a domestic relations order or a medical child support order, you may file suit in Federal court. If it should happen that Plan fiduciaries misuse the Plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous. However, no legal action may be commenced or maintained against the Plan prior to your exhaustion of the Plan’s claims procedures described in this Summary Plan Description.

Assistance with Your Questions

If you have any questions about the Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration at 1-866-444-3272.

7.15Other Important Plan Information

Name and Address of Plan Sponsor/Plan Administrator

Cheniere Energy, Inc.
700 Milam, Suite 1900
Houston, TX 77002
Phone Number: 713-375-5000

Employer Identification Number (EIN) of Plan Sponsor and Plan Number

EIN: 95-4352386
Plan Number: 505

Type of Welfare Plan

Severance benefit plan

Type of Administration of Plan

Sponsor administration

Person Designated as Agent for Service of Legal Process
Corporate Secretary
Cheniere Energy, Inc.

700 Milam, Suite 1900
Houston, TX 77002

Ending Date for Plan’s Fiscal Year

December 31

Future of The Plan

Except as otherwise set forth herein, the Company has reserved the right to amend, modify or terminate all or any part of the Plan at any time, and from time to time, without the consent of or notice to any Executive. Except as otherwise set forth herein, the Company may also adopt one or more written supplements to this Plan that enlarge or diminish the rights of one or more Executives under the Plan without consent of or notice to any Executive.

EXHIBIT A

CHENIERE ENERGY, INC. KEY EXECUTIVE SEVERANCE PAY PLAN RELEASE AGREEMENT

1.This Release Agreement (the “Release Agreement”) is being entered into by
(the “Employee”) and Cheniere Energy, Inc. (the “Company”) pursuant to the Cheniere Energy, Inc. Key Executive Severance Pay Plan, as amended from time to time (the “Plan”) in order to further the mutually desired terms and conditions set forth herein. The term “Company” shall include Cheniere Energy, Inc., its present and former parents, trusts, plans, direct or indirect subsidiaries, affiliates and related companies or entities, regardless of its or their form of business organization. Capitalized terms used but not defined herein shall have the definitions set forth in the Plan.

2.For and in consideration for the Employee’s timely execution of this Release Agreement, and provided that the Employee does not revoke the General Release and/or ADEA Release contained in Sections 3 and 5 herein, the Company agrees to the following:

(a)Benefits. The Company shall provide to the Employee either the Change in Control Benefits or the Severance Benefits, as applicable, as set forth in the Plan and described in Exhibit 1 attached to this Release Agreement.

(b)The Change in Control Benefits, if applicable, represent the exclusive amounts to be paid to the Employee by the Company in connection with or arising out of the Change in Control. No further amounts shall be paid to the Employee for any items, including, but not limited to, attorneys’ fees.

(c)The Severance Benefits, if applicable, represent the exclusive amounts to be paid to the Employee by the Company in connection with or arising out of the Employee’s employment with the Company and the Employee’s Termination of employment with the Company which occurred on . No further amounts shall be paid to the Employee for any items, including, but not limited to, attorneys’ fees.

3.General Release. The Employee, on behalf of the Employee, the Employee’s heirs, beneficiaries, personal representatives and assigns, hereby releases, acquits and forever discharges the Company, its present and former owners, officers, employees, shareholders, directors, partners, attorneys, agents and assignees, and all other persons, firms, partnerships, or corporations in control of, under the direction of, or in any way presently or formerly associated with the Company (each, a “Released Party” and collectively the “Released Parties”), of, from and against all claims, charges, complaints, liabilities, obligations, promises, agreements, contracts, damages, actions, causes of action, suits, accrued benefits or other liabilities of any kind or character, in law or in equity, whether known or unknown, foreseen or unforeseen, vested or contingent, matured or unmatured, suspected or unsuspected, that may now or hereafter at any time be made or brought against any Released Party, arising from or in any way connected with or related to the Employee’s employment with the Company and/or the Employee’s
Termination of employment with the Company, including, but not limited to, allegations of wrongful termination, discrimination, retaliation, breach of contract, anticipatory breach, fraud, conspiracy, promissory estoppel, retaliatory discharge, constructive discharge, discharge in violation of any law, statute, regulation or ordinance providing whistleblower protection, discharge in violation of public policy, intentional infliction of emotional distress, negligent infliction of emotional distress, defamation, harassment, sexual harassment, invasion of privacy, any action in tort or contract, any violation of any federal, state, or local law, including, but not limited to, any violation of Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et seq., the Civil Rights Act of 1866, 42 U.S.C. § 1981, the Equal Pay Act, 29 U.S.C. § 206, the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq., the Americans with Disabilities Act, 29 U.S.C. § 621, et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Fair Credit Reporting Act, 15 U.S.C. § 1681, et seq., the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§ 2101-2109, the Texas Commission on Human Rights Act, TEX. LAB. CODE § 21.001, et. seq., the Texas Workers’ Compensation Act, TEX. LAB. CODE §§ 451.001 - 451.003, the Texas Payday Act, TEX. LAB. CODE § 61.011, et seq., or any other employment or civil rights act, and any and all claims for severance pay, vacation pay, paid time off or benefits under any compensation, cash award, bonus, stock grant, equity grants or awards (or dividends, dividend equivalents or other rights associated therewith), or employee benefit plan, program, policy, contract, agreement, but excluding any claim for unemployment compensation, any claim for workers’ compensation benefits; and any benefits which the Employee is entitled to receive under any Company plan that is a qualified plan under IRC §401(a) or is a group health plan subject to COBRA. If execution of this Release Agreement is in connection with Termination of the Employee’s employment with the Company, COBRA continuation coverage is available to participants and their beneficiaries who participated in the Company’s group health plan as of the date of such Termination, to the extent the participant properly elects and pays for such COBRA continuation coverage. Excluded from the General Release in this Section 3 are claims arising under the Age Discrimination in Employment Act (“ADEA”), which are released pursuant to paragraph 5, and those claims which cannot be waived by law.

4.The Employee agrees not to commence any legal proceeding or lawsuit against any Released Party arising out of or based upon the Employee’s employment with the Company or the Termination of the Employee’s employment with the Company. The Employee represents that the Employee has not filed any charges, complaints, or other proceedings against the Company or any of the Released Parties that are presently pending with any federal, state, or local court or administrative or governmental agency. Notwithstanding this release of liability, nothing in this Release Agreement prevents the Employee from exercising any rights that cannot be lawfully waived or restricted, including filing a charge or complaint with the Equal Employment Opportunity Commission (“EEOC”), National Labor Relations Board (“NLRB”) (such as related to Section 7 rights under the NLRA), Occupational Safety and Health Administration, Securities and Exchange Commission (“SEC”), U.S. Department of Justice, Congress, any Inspector General, or other federal, state or local agency or participating in any investigation or proceeding (including providing documents or other information)

conducted by such agency; however, the Employee understands and agrees that the Employee is waiving any and all rights to recover any monetary or personal relief or recovery from the Released Parties as a result of such proceeding or subsequent legal actions. In addition, nothing in this Release Agreement prohibits Employee from reporting possible violations of federal law or regulation to, or otherwise communicating with any government agency or entity, making other disclosures that are protected under whistleblower provisions of law, or receiving an award or monetary recovery pursuant to a government award program (including the SEC’s whistleblower program). The Employee does not need prior authorization to make such reports or disclosures and is not required to notify the Company that the Employee has made any such report or disclosure.

5.ADEA Release and Older Worker Benefit Protection Act (“OWBPA”) Disclosures. The Employee hereby completely and forever releases and irrevocably discharges the Company and the other Released Parties, as that term is defined in Section 3 above, from any and all liabilities, claims, actions, demands, and/or causes of action, arising under the ADEA on or before the date of this Release Agreement (“ADEA Release”), and hereby acknowledges and agrees that the Employee has been provided a decisional unit disclosure attached as Exhibit 2 and that:

a.The Release Agreement, including the ADEA Release, was negotiated at arms- length;

b.The Release Agreement, including the ADEA Release, is worded in a manner that the Employee fully understands;

c.The Employee specifically waives any rights or claims under the ADEA;

d.The Employee knowingly and voluntarily agrees to all of the terms set forth in the Release Agreement, including the ADEA Release;

e.The Employee acknowledges and understands that any claims under the ADEA that may arise after the date the Employee signs the Release Agreement are not waived;

f.The rights and claims waived in the Release Agreement, including the ADEA Release, are in exchange for consideration over and above anything to which the Employee was already undisputedly entitled;

g.The Employee has been and hereby is advised in writing to consult with an attorney prior to executing the Release Agreement, including the ADEA Release;

h.The Employee understands that the Employee has been given a period of up to 45 days to consider the ADEA Release prior to executing it, although the Employee may accept it at any time within those 45 days;

i.The Employee understands and agrees that any changes to Company’s offer, whether material or immaterial, do not restart the running of the 45-day review period; and

j.The Employee understands that the Employee has been given a period of seven
(7) days from the date of the execution of the ADEA Release to revoke the ADEA Release, and understands and acknowledges that the ADEA Release will not become effective or enforceable until the revocation period has expired.

If the Employee elects to revoke the release of age discrimination claims, the revocation must be in writing and delivered and presented to Wayne Williams, Director, Total Rewards, Payroll and HRIS, Cheniere Energy, Inc. by 5:00 p.m., Central Time, no later than the seventh (7th) day after the date on which the Employee executes the Release Agreement.

6.The consideration cited above and the promises contained herein are made for the purpose of purchasing the peace of the Released Parties and are not to be construed as an admission of liability or as evidence of unlawful conduct by any Released Party, all liability being expressly denied. The Employee voluntarily accepts the consideration cited herein, as sufficient payment for the full, final, and complete release stated herein, and agrees that no other promises or representations have been made to the Employee by the Company or any other person purporting to act on behalf of the Company, except as expressly stated herein.

7.The Employee understands that this is a full, complete, and final release of the Released Parties. As evidenced by the signature below, the Employee expressly promises and represents to the Company that the Employee has completely read the Release Agreement and understands its terms, contents, conditions, and effects. The Employee represents that the Employee has made no assignment or transfer of the claims covered by Sections 3 or 5 above.

8.The Employee is advised to consult with an attorney prior to executing the Release Agreement. The Employee understands that the Employee has the right to consult an attorney of the Employee’s choice and has consulted with an attorney or has knowingly and voluntarily decided not to do so.

9.The Employee states that the Employee is not presently affected by any disability which would prevent the Employee from knowingly and voluntarily granting the Release Agreement, and further states that the promises made herein are not made under duress, coercion, or undue influence and were not procured through fraud.

10.The Employee acknowledges that the business and services of the Company are highly specialized and that the following information is not generally known, is highly confidential, and constitutes trade secrets: proprietary technical and business information relating to any Company plans, analyses, or strategies concerning international or domestic acquisitions, possible acquisitions, or new ventures; development plans or introduction plans for products or services; unannounced products or services; operation costs; pricing of products or services; research and development; personnel information

(other than the Employee’s own); manufacturing processes; installation, service, and distribution procedures and processes; customer lists; any know-how relating to the design, manufacture, and marketing of any of the Company’s services and products, including components and parts thereof; non-public information acquired by the Company concerning the requirements and specifications of any of the Company’s agents, vendors, contractors, customers, and potential customers; non-public financial information, business and marketing plans, pricing and price lists; non-public matters relating to employee benefit plans; quotations or proposals given to agents or customers or received from suppliers; documents relating to any of the Company’s legal rights and obligations; the work product of any attorney employed by or retained by the Company; and any other information which is sufficiently secret to derive economic value from not being generally known (the “Confidential Information”). However, Confidential Information does not include information (A) that was or becomes generally available to the Employee on a non-confidential basis, if the source of this information was not reasonably known to the Employee to be bound by a duty of confidentiality, (B) that was or becomes generally available to the public, other than as a result of a disclosure by the Employee, directly or indirectly, that is not authorized by the Company or its affiliate, as applicable, or (C) that the Employee can establish was independently developed by the Employee without reference to any Confidential Information. Except as otherwise provided in paragraph 4, the Employee acknowledges that the Employee will maintain the confidential nature of all Confidential Information. The Employee further agrees to maintain in the strictest confidence and to not, directly or indirectly, intentionally or inadvertently, use, publish, or otherwise disclose to any person or entity whatsoever, any of the Company’s Confidential Information or any confidential information belonging to any agent, joint venture, contractor, customer, vendor, or supplier of the Company regardless of its form, without the prior written explicit consent of the Company’s Chief Executive Officer. The Employee shall take reasonable precautions to protect the inadvertent disclosure of information.

11.The Employee acknowledges and agrees that any work product prepared, conceived, or developed by the Employee during the term of the Employee’s employment with the Company, including but not limited to all written documents and electronic data pertaining thereto, is and shall remain the exclusive property of the Company, and will be considered Confidential Information subject to the terms of this Release Agreement. The Employee agrees that when appropriate, and upon written request of the Company, the Employee will acknowledge that the work product constitutes “works for hire” and will cooperate in the filing for patents or copyrights with regard to any or all such work product and will sign documentation necessary to evidence ownership of such work product in the Company.

12.To protect the Confidential Information of the Company, the Employee agrees, for twelve
(12) months following the Termination of the Employee’s employment with the Company, that the Employee shall not, directly or indirectly, alone or jointly, with any person or entity, participate in, engage in, consult with, advise, be employed by, own (wholly or partially), possess an interest in, solicit the business of the vendors, suppliers or customers of the Company for, or in any other manner be involved with, any business or person that is engaged in business activities anywhere in the Territory that are competitive with the Business. Notwithstanding the foregoing, the Employee shall not be prohibited from passively owning less than 1% of the securities of any publicly-traded corporation. For purposes of this Section 12, “Territory” means anywhere in which the Company engages in Business and “Business” means the business of (i) selling, marketing, trading or distributing liquefied natural gas and/or (ii) designing, permitting, constructing, developing or operating liquefied natural gas facilities and/or (iii) trading natural gas on behalf of a liquefied natural gas facility or facilities. The Employee agrees that the covenants contained in this Section 12 are reasonable and desirable to protect the Confidential Information of the Company. Notwithstanding the foregoing, the Employee shall not be prohibited from being employed by, or consulting for, an entity that has a division immaterial to the business of such entity in the aggregate, which division may compete with, or could assist another in competing with, the Company in the Business in the Territory (a “Competitive Division”), so long as the Employee is not employed in, and does not perform work for or otherwise provide services to, the Competitive Division.

13.To protect the Confidential Information of the Company, the Employee agrees that for a period of twelve (12) months following the Termination of Employee’s employment with Company, not to solicit, hire or participate in or assist in any way in the solicitation or hire of any employee of the Company (or any person who was an employee of the Company during the six-month period preceding such action). For purposes of this covenant, “solicit” or “solicitation” means directly or indirectly influencing or attempting to influence employees of the Company to become employed with any other person, partnership, firm, corporation or other entity; provided, that solicitation through general advertising that is not directed at any employee of the Company or the provision of references shall not constitute a breach of the obligations in this Section 13. The Employee agrees that the covenants contained in this Section 13 are reasonable and desirable to protect the Confidential Information of the Company.

14.Following the Termination of the Employee’s employment with the Company, the Employee agrees (i) to reasonably cooperate with the Company and its directors, officers, attorneys and experts, and take all actions the Company may reasonably request, including but not limited to cooperation with respect to any investigation, government inquiry, administrative proceeding or litigation relating to any matter in which the Employee was involved or had knowledge during the Employee’s employment with the Company and (ii) that, if called upon by the Company, the Employee will provide assistance with respect to business, personnel or other matters which arose during the Employee’s employment with the Company or as to which the Employee has relevant information, knowledge or expertise, with such cooperation including, but not limited to, completing job tasks in progress, transitioning job tasks to other Company personnel, responding to questions and being available for such purposes. Any cooperation requests shall take into account the Employee’s personal and business commitments, and the Employee shall be reimbursed for reasonable documented travel, lodging and meal expenses incurred in connection with such cooperation within thirty (30) days of providing an invoice to the Company.

15.Except as otherwise provided in paragraph 4, the Employee shall not make or publish any disparaging statements (whether written, electronic or oral) regarding, or otherwise maligning the business reputation of, any Released Party. In the event that the Company’s Human Resources (“HR”) department receives any requests for employment verification or references pertaining to the Employee’s employment with the Company, the Company’s HR department shall provide a neutral reference that includes only confirmation of the Employee’s employment, dates of employment, and the job positions held. If requested, the Company’s HR department will neither confirm nor deny any basis for the Employee’s separation of employment.

16.If execution of this Release Agreement is in connection with Termination of the Employee’s employment with the Company, the Employee represents that the Employee has returned to the Company, except to the extent such return is expressly excused by the Company in writing, all expense reports, notes, memoranda, records, documents, employment manuals, pass keys, computers, computer diskettes, office equipment, sales records and data, and all other information or property, no matter how produced, reproduced or maintained, kept by the Employee in the Employee’s possession, used in or pertaining to the business of the Company, including but not limited to lists of customers, prices, marketing plans, Company operating manuals, and other Confidential Information obtained by the Employee in the course of the Employee’s employment.

17.Nothing in the Release Agreement shall be deemed to affect or relieve the Employee from any obligation contained in any agreement with the Company or any of the Released Parties related to the terms of Employee’s employment or separation therefrom, including, but not limited to, any confidentiality, non-solicitation, non-disclosure or other protective covenant, entered into between the Employee and the Company or any of the Released Parties, which covenants the Employee expressly reaffirms and re- acknowledges herein.

18.Should any future dispute arise with respect to the Release Agreement, both parties agree that it should be resolved solely in accordance with the terms and provisions of this Release Agreement and the laws of the State of Texas. Any disputes between the parties concerning the Employee’s employment with the Company and/or the Release Agreement shall be settled exclusively in Harris County, Texas.

19.If execution of this Release Agreement is in connection with Termination of the Employee’s employment with the Company, the Employee hereby (i) waives all rights to recall reinstatement, employment, reemployment, and past or future wages from the Company and (ii) additionally represents, warrants and agrees that the Employee has received full and timely payment of all wages, salary, overtime pay, commissions, bonuses, other compensation, remuneration and benefits that may have been due and payable by the Released Parties and that the Employee has been appropriately paid for all time worked and in accordance with all incentive awards.

20.The Employee expressly represents and warrants to the Company that the Employee has received a copy of and has completely read and understood the Plan. The Employee further expressly represents and warrants to the Company that the Employee has completely read the Release Agreement prior to executing it, has had an opportunity to review it with the Employee’s counsel and to consider the Release Agreement and to understand its terms, contents, conditions and effects and has entered into the Release Agreement knowingly and voluntarily.

21.The Employee agrees that the terms and conditions of the Release Agreement, including without limitation the amount of money and other consideration, shall be treated as confidential, and shall not be revealed to any other person or entity whatsoever, except as follows:

a.to the extent as may be compelled by legal process or by government agency;

b.as set forth in paragraph 4 above; or

c.to the extent necessary to the Employee’s legal advisors, accountants or financial advisors, and provided that the Employee instructs the foregoing not to disclose the same to anyone.

22.The Employee agrees that the confidentiality provisions, including but not limited to those in Section 10 of the Release Agreement are a material part of it and are contractual in nature.

23.The Employee acknowledges that the Employee may hereafter discover claims or facts in addition to or different than those which the Employee now knows or believes to exist with respect to the subject matter of the release set forth above and which, if known or suspected at the time of entering into the Release Agreement, may have materially affected the Release Agreement and the decision to enter into it. Nevertheless, the Employee hereby waives any right, claim or cause of action that might arise as a result of such different or additional claims or facts.

24.The Employee agrees that the Employee will forfeit all amounts payable by the Company pursuant to the Release Agreement if the Employee challenges the validity of the Release Agreement, unless prohibited by law. The Employee also agrees that if the Employee violates the Release Agreement by suing the Company or the other Released Parties on the claims released hereunder, the Employee will pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys’ fees, and return all payments received by the Employee pursuant to the Release Agreement.

25.Whenever possible, each provision of the Release Agreement shall be interpreted in such manner as to be effective and valid under applicable law; however, if any provision of the Release Agreement, other than Sections 3 and 5, shall be finally determined to be invalid or unenforceable under applicable law by a court of competent jurisdiction, that part shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of said provision or the remaining provisions of this Release Agreement. Should Sections 3 and/or 5 be determined to be illegal, invalid, unconscionable, or unenforceable, the Company shall be entitled to the forfeiture by the Employee of the Change in Control Benefits or the return of the Severance Benefits, as applicable, paid or provided with respect to the Employee or, at the Company’s sole option, to require the Employee to execute a new agreement that is enforceable.

Signature:
Print Name:
Date:
A-9